Exhibit 99.1

Lucid Diagnostics Announces Peer-Reviewed Publication of Positive Data from National Cancer Institute-Sponsored, Prospective, Multicenter Clinical Validation Study of EsoGuard® Esophageal Precancer Testing

EsoGuard demonstrated unprecedented early precancer detection, including 89% sensitivity at detecting short segment early precancer, the primary target of esophageal precancer testing

Publication further strengthens EsoGuard’s clinical data supporting ongoing engagement to secure commercial and Medicare payor coverage

NEW YORK, May 2, 2024 - Lucid Diagnostics Inc. (Nasdaq: LUCD) (“Lucid” or the “Company”) a commercial-stage, cancer prevention medical diagnostics company, and majority-owned subsidiary of PAVmed Inc. (Nasdaq: PAVM), today announced the peer-reviewed publication of positive data from a National Cancer Institute (NCI)-sponsored, prospective, multicenter clinical validation study assessing the performance of Lucid’s EsoGuard® Esophageal DNA Test on samples collected with its EsoCheck® Esophageal Cell Collection Device. This case-control study, led by Case Western Reserve University’s Amitabh Chak, M.D., was funded through the NCI’s Barrett’s Esophagus Translational Research Network (BETRNet), and included renowned investigators from leading academic medical centers, including Case Western Reserve University, Mayo Clinic, Johns Hopkins University, Washington University in St. Louis, University of North Carolina, and Cleveland Clinic. EsoGuard demonstrated unprecedented early precancer detection compared to the gold standard of upper endoscopy (EGD). The manuscript, entitled Multicenter, Prospective Trial of Non-Endoscopic Biomarker-Driven Detection of Barrett’s Esophagus And Esophageal Adenocarcinoma, was published in the American Journal of Gastroenterology, the leading clinical journal covering gastroenterology published on behalf of the American College of Gastroenterology (ACG).

“We owe a debt of gratitude to Dr. Chak and his BETRNet co-investigators for their contributions to this landmark study, which we believe represents a pivotal step towards our goal of eliminating the scourge of esophageal cancer,” said Lishan Aklog, M.D., Lucid’s Chairman and Chief Executive Officer. “EsoGuard’s unprecedented ability to noninvasively detect early (“non-dysplastic”) precancer is a remarkable scientific and technological accomplishment. Its high sensitivity and estimated negative predictive value (NPV) are hallmarks of a powerful early detection test. What was particularly striking was its 89% sensitivity in short-segment non-dysplastic precancers (SSBE), which account for at least 70% of cases in a screening population and are responsible for at least half of all future cancers. Effective esophageal cancer prevention requires high SSBE sensitivity. EsoGuard’s 89% SSBE sensitivity is in stark contrast to the 63% SSBE sensitivity documented in a recent research report on methylation markers using decades-old sponge-on-a-string (SOS) technology. We believe this stark difference reflects both the superiority of EsoGuard’s precision next generation sequencing (NGS) assay and EsoCheck’s groundbreaking, patent-protected Collect+Protect™ technology, which provides anatomically targeted and protected sampling, without the contamination and dilution inherent in SOS devices.”

Dr. Aklog concluded, “The publication of the BETRNet study is the culmination of a period of rapid expansion of EsoGuard’s clinical evidence base. It represents the second peer-reviewed, and third overall, clinical validation study demonstrating consistently excellent EsoGuard performance. Soon to be released data from a fourth such clinical validation study tells the same story. These powerful clinical validity data are supplemented by three previously published clinical utility studies demonstrating near-perfect concordance between EsoGuard results and appropriate physician referral behavior, avoiding invasive endoscopy in a large majority of patients. Although the pipeline of future EsoGuard and EsoCheck clinical studies is robust, we believe we have reached a critical threshold and now have a complete package of clinical validity and utility data to accelerate our efforts to garner widespread EsoGuard payor coverage. In particular, this peer-reviewed publication allows us to proceed with our stated plan to seek Medicare coverage. We intend to review our data with MolDX at an upcoming pre-submission meeting, and then submit a formal technical assessment (“TA”) seeking EsoGuard coverage under MolDX’s final and effective foundational local coverage determination on Molecular Testing for Detection of Upper Gastrointestinal Metaplasia, Dysplasia, and Neoplasia. We continue to remain optimistic that we have a line of sight to Medicare coverage.”

In summary, the BETRNet study (ClinicalTrials.gov NCT00288119) included 243 evaluable patients enrolled prospectively across six academic medical centers within the BETRNet consortium—155 control patients free of esophageal precancer (Barrett’s Esophagus or BE) or cancer, and 88 patients with conditions along the spectrum from early precancer (non-dysplastic BE) to late precancer (indeterminate for dysplasia, and low-grade or high-grade dysplastic BE) to cancer (adenocarcinoma). Study patients underwent both EsoCheck esophageal cell collection (average procedure time 2.5 minutes) and upper endoscopy (EGD) with biopsies obtained as clinically indicated. Overall patient tolerance and satisfaction with EsoCheck was excellent. EsoCheck samples were sent to LucidDx Labs, Inc. (Lake Forest, CA) for EsoGuard testing. EsoGuard performance was excellent when compared to EGD. EsoGuard detected 100% of the patients with cancer. Overall sensitivity and specificity were each 85%. Based on an expected BE prevalence of approximately 10% in a population with gastroesophageal reflux disease (GERD) and additional risk factors, the authors estimated EsoGuard’s negative predictive value (NPV) and positive predictive value (PPV) to be 98% and 39%, respectively. This performance is consistent with a robust early detection or screening test. Most importantly, sensitivity for short-segment precancer (SSBE), the primary target of esophageal precancer testing accounting for over half of future cancers, was 89%—unprecedented for the detection of early precancers of limited anatomic extent. The authors conclude that “EsoCheck/EsoGuard demonstrated high sensitivity and specificity in detecting BE and BE-related neoplasia [cancer]…These results enable the more wide-spread screening of at-risk patients for BE, as recommended in the most recent ACG Guideline and AGA Clinical Update.”

About Lucid Diagnostics

Lucid Diagnostics Inc. is a commercial-stage, cancer prevention medical diagnostics company, and subsidiary of PAVmed Inc. (Nasdaq: PAVM). Lucid is focused on the millions of patients with gastroesophageal reflux disease (GERD), also known as chronic heartburn, who are at risk of developing esophageal precancer and cancer. Lucid’s EsoGuard® Esophageal DNA Test, performed on samples collected in a brief, noninvasive office procedure with its EsoCheck® Esophageal Cell Collection Device - the first and only commercially available tools designed with the goal of preventing cancer and cancer deaths through widespread, early detection of esophageal precancer in at-risk patients.

For more information, please visit www.luciddx.com and for more information about its parent company PAVmed, please visit www.pavmed.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risk and uncertainties. Forward-looking statements are any statements that are not historical facts. Such forward-looking statements, which are based upon the current beliefs and expectations of Lucid’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, volatility in the price of Lucid’s common stock; general economic and market conditions; the uncertainties inherent in research and development, including the cost and time required to advance Lucid’s products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from Lucid’s clinical and preclinical studies; whether and when Lucid’s products are cleared by regulatory authorities; market acceptance of Lucid’s products once cleared and commercialized; Lucid’s ability to raise additional funding as needed; and other competitive developments. In addition, Lucid continues to monitor the COVID-19 pandemic and the pandemic’s impact on Lucid’s businesses. These factors are difficult or impossible to predict accurately and many of them are beyond Lucid’s control. In addition, new risks and uncertainties may arise from time to time and are difficult to predict. For a further list and description of these and other important risks and uncertainties that may affect Lucid’s future operations, see Part I, Item 1A, “Risk Factors,” in Lucid’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Report on Form 10-Q filed by Lucid Diagnostics after its most recent Annual Report. Lucid disclaims any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Investor and Media Contact:

Matt Riley
PAVmed and Lucid Diagnostics
610.348.8926
mjr@pavmed.com